QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBALSTAR, INC.

[NOT EFFECTIVE UNTIL FILING WITH DELAWARE SECRETARY OF STATE]

        1.    The name of the corporation is Globalstar, Inc. (the "Corporation"). The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 17, 2006.

        2.    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and written consent has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        3.    This Amended and Restated Certificate of Incorporation hereby amends and restates the Certificate of Incorporation to read in its entirety as follows:

FIRST

        The name of the Corporation is Globalstar, Inc. (the "Corporation").

SECOND

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Service Corporation.

THIRD

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH

        The total number of shares which the Corporation shall have the authority to issue is Nine Hundred Million (900,000,000) shares of capital stock, consisting of One Hundred Million (100,000,000) shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock"), and Eight Hundred Million (800,000,000) shares of Common Stock, $0.0001 par value per share (the "Common Stock").

        The Corporation previously created and issued three series of Common Stock: Series A Common Stock, Series B Common Stock, and Series C Common Stock. As of the Effective Date (as defined in Article Eleventh) each issued and outstanding share of Series A Common Stock, Series B Common Stock, and Series C Common Stock shall automatically be reclassified, without any further action of the Corporation or its stockholders, into one share of Common Stock.

        Subject to the provisions of law, the rights, preferences and limitations of the Common Stock shall be as set forth in this Article Fourth. The Board of Directors of the Corporation (the "Board") is hereby authorized, without requirement of the consent, approval or authorization of the stockholders of the Corporation, except as otherwise expressly required by the terms of this Certificate (including, without limitation, the terms of any certificate or resolution designating the rights, powers, preferences, qualifications, limitations and restrictions of any series of Preferred Stock), to authorize, establish, designate, create and issue by resolution of the Board from time to time one or more series of the Preferred Stock, each such series having such rights, powers, preferences, qualifications, limitations and restrictions as the Board shall designate in such resolution.

        1.    Dividends.    Subject to the provisions of law and the rights that may be granted to holders of any Preferred Stock, the holders of Common Stock shall be entitled to receive out of funds legally available therefor a pro rata share of any dividends that the Board in its sole discretion may declare. The Board may fix a record date for the determination of holders of shares of Common Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than sixty (60) days nor less than ten (10) days prior to the date fixed for payment of the dividend.

        2.    Liquidation, Dissolution or Winding-Up and Distributions.    Subject to the provisions of law and the rights that may be granted to holders of any Preferred Stock, the assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the Corporation shall be distributed ratably among the holders of the Common Stock.

        3.    Voting Rights.    Each share of Common Stock shall entitle the holder to one vote.

FIFTH

        The Corporation shall have perpetual existence.

SIXTH

        In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board shall have power to adopt, amend and repeal the Bylaws of the Corporation from time to time. The Bylaws of the Corporation may also be amended or repealed or new bylaws of the Corporation may be adopted, by the vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors. Notwithstanding the foregoing, if Thermo Capital Partners, L.L.C. and its Affiliates (as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) ("Thermo") owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors, the Bylaws of the Corporation may also be amended or repealed by the vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

SEVENTH

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws shall so provide. If Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, directors may be removed with or without cause. If Thermo does not own beneficially a majority in voting power of the outstanding shares of the Corporation entitled to vote in the election of the directors, directors may be removed only for cause by the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

        If Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, any action that is required to be or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. If Thermo does not own beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, no action may be taken by the stockholders of the Corporation without a meeting and any action required to be taken by the stockholders may be taken only at an annual or special meeting of the stockholders called in accordance with law and the Bylaws of the Corporation.

EIGHTH

        A director of the Corporation shall not be liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article Eighth shall apply to or have any effect on the liability of any director with respect to acts or omission of such director prior to such amendment or repeal.

        To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to officers or directors of the Corporation in their capacity as such. No amendment or repeal of this Article Eighth shall apply to or have any effect on any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

NINTH

        The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify upon request and after receipt of an undertaking to repay such amount it if shall be ultimately determined that the requesting person is not entitled to be indemnified by the Corporation advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by him or her in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

        To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, the Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, stockholder, member, partner, trustee, employee or agent of any other person, joint venture, corporation, trust, limited liability company, partnership or other enterprise, for any liability asserted against him or her and expenses incurred by him or her in his or her capacity as a director, officer, stockholder, member, partner, employee or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

        To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, other financial arrangements made by the Corporation pursuant to this Article Ninth may include (i) the creation of a trust fund; (ii) the establishment of a program of self insurance; and (iii) the establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this Article Ninth may provide protection for a person adjudged by a court of competent jurisdiction to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

        To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, in the absence of intentional misconduct, fraud or a knowing violation of law: (i) the decision of the Corporation as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Article Ninth, and the choice of the person to provide the insurance or other financial arrangement, shall be conclusive; and (ii) the insurance or other financial arrangement shall not (1) be void or voidable or (2) subject any director or stockholder approving it to personal liability for his or her action, even if the director or stockholder is a beneficiary of the insurance or arrangement.

TENTH

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided, however, the Corporation shall not amend this Certificate of Incorporation without the prior affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors. Notwithstanding the foregoing, if Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors, this Certificate of Incorporation may also be amended, altered, changed or repealed by the vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

ELEVENTH

        This Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State (the "Effective Date").

        The undersigned has caused this Amended and Restated Certificate of Incorporation to be executed this            day of                        , 2006.

GLOBALSTAR, INC.

Name:
Title:

QuickLinks

  Exhibit 3.1